Exhibit 99.1

FOR IMMEDIATE RELEASE

Robert Anstey Investor Relations 800.962.2436 ir@antigenics.com Sunny Uberoi Corporate Communications 212.994.8206 or 917.443.3325 suberoi@antigenics.com

ANTIGENICS SELLS $25 MILLION

OF CONVERTIBLE SENIOR SECURED NOTES

New York – October 31, 2006 – Antigenics Inc. (NASDAQ: AGEN) announced today that it has executed a definitive agreement for the sale of $25 million of convertible senior notes (“Notes”) to a group of accredited investors (“Investors”). No brokerage or sales commission is associated with the transaction. At the Investors’ option, the Notes are convertible into Antigenics’ common stock at $3.50 per share, representing a 74-percent premium to yesterday’s closing price. Alternatively, the Notes can be converted into a 30-percent interest in a wholly owned subsidiary of Antigenics holding the QS-21 and AG-707 programs. Notes arising from accrued interest (see below) would convert into an incremental interest in such subsidiary. Investors may convert into a combination of equity in this subsidiary and in Antigenics. The Notes reach maturity on August 30, 2011, at which point Antigenics may repay the outstanding balance in cash or in common stock of Antigenics, subject to certain limitations.

The Notes will bear interest at 8 percent, payable in cash or in additional Notes, at Antigenics’ option. Interest is to be paid semiannually on December 30 and June 30. At any time after October 30, 2009, Antigenics may call the Notes and accrued interest at face value for cash if its shares have a minimum average trading price during the prior 30-day period of $7.00 or higher. Such redemption shall not be effective until the 20th business day following notice from Antigenics, during which period Investors may exercise their conversion rights. If Investors choose at any time to convert into ownership of the subsidiary holding QS-21 and AG-707, Antigenics will have 30 days to redeem the Notes, including accrued interest, at a 30-percent internal rate of return to the Investors. The Notes are secured upon Antigenics’ equity ownership in this subsidiary.

If Antigenics elects to satisfy the outstanding balance with common shares at maturity, the number of shares issued will be determined by dividing the cash obligation by 90 percent of the average closing price of the common shares for the 20 trading days preceding the maturity date of the Notes. This right is subject to the market capitalization of Antigenics exceeding $300 million at such time.

In no event will Investors be obligated to accept equity that would result in any Investor owning in excess of 9.99 percent of Antigenics’ outstanding common stock at any given time.

For further details, please see Antigenics’ 8-K to be filed on or before October 31, 2006.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers, infectious diseases and autoimmune disorders.

This press release contains forward-looking statements, including statements regarding a financing of the company and the potential repayment or conversion of the Notes issued in the financing into common stock of the company or its subsidiary. The ultimate repayment of these Notes, and the form such repayment will take, is dependent on risks and uncertainties, including, among others, the market capitalization of the company, the development and commercialization of the company’s products; decisions by collaborative partners and licensees; decisions by regulatory agencies; timing and results of clinical and preclinical studies; and the factors described under Factors That May Impact Future Results in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2006. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

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